Exhibit 99.1

Dec 31, 2018
QVC Announces Refinancing of Bank Credit Facility
ENGLEWOOD, Colo.--(BUSINESS WIRE)--Dec. 31, 2018-- QVC, Inc. (“QVC”) announced today the refinancing of its senior secured credit facility with a new amended and restated senior secured credit facility. The new senior secured credit facility is a multi-currency facility, provides a line of credit of up to $3.65 billion and replaces QVC's existing $2.65 billion bank credit facility. QVC is a wholly owned subsidiary of Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB).
The interest pricing for the new senior secured credit facility is the same as the previous credit facility, and the maturity on the new credit facility extends to December 31, 2023. QVC's maximum leverage ratio covenant under the new credit facility will be 3.5x and the facility includes a $400 million tranche on which Qurate Retail’s subsidiary zulily, llc is a co-borrower, which are both unchanged from the previous credit facility. The new credit facility is secured by the stock of QVC, Inc. and zulily, llc.
In connection with the refinancing, HSN, Inc. and its subsidiaries, other than the Cornerstone Brands, became subsidiaries of QVC as part of an intercompany restructuring by Qurate Retail, Inc. Proceeds from QVC’s new credit facility were used to repay in full all outstanding debt under the $1.00 billion senior secured credit facility of HSN, Inc., and HSN, Inc.’s credit facility was terminated.
About Qurate Retail, Inc.
Qurate Retail, Inc. (NASDAQ: QRTEA, QRTEB) operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of its subsidiaries QVC, Inc., HSN, Inc., and zulily, llc (collectively, the Qurate Retail Group) as well as its interest in FTD, among other things.

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Source: Qurate Retail, Inc.
Qurate Retail, Inc.
Courtnee Chun, 720-875-5420